Mail Stop 3561

      							July 7, 2005

Mr. John Garrison
Chief Financial Officer
ICOP Digital, Inc.
11011 King Street, Suite 260
Overland Park, KS  66210

	RE:	ICOP Digital, Inc.
		Form 10-KSB for the Fiscal Year Ended December 31, 2004
		Filed April 6, 2005

      Form 10-QSB for the Fiscal Quarter ended March 31, 2005
		File No. 0-27321

Dear Mr. Garrison:


We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

								Sincerely,



								Larry Spirgel
								Assistant Director
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Mr. John Garrison
ICOP Digital, Inc.
June 16, 2005
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE